Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-258806) on Form S-8 and (No. 333-257731) on Form S-3 of our reports dated February 26, 2025, with respect to the consolidated financial statements of Janus International Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Atlanta, Georgia
February 26, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.